                                                                    Exhibit 10.1

[LOGO OF SANWA BANK]

                               CREDIT AGREEMENT

                               (LINE OF CREDIT)

                                  (TERM LOAN)

     This Agreement (the "Agreement") is made and entered into as of February 27, 2001, by and between SANWA BANK CALIFORNIA (the "Bank") and OSI SYSTEMS, INC. (the "Borrower"), on the terms and conditions that follow:

                                    SECTION

                                       1

                                  DEFINITIONS

1.1 Certain Defined Terms: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

        1.1.1 "Acceptance Facility": shall mean the credit facility described as such in Section 2.

        1.1.2 "Advance": shall mean an advance to the Borrower under the credit facility (ies) described in Section 2.

        1.1.3 "Applicable Margin": shall mean the following interest rate percentage based upon the Funded Debt Ratio provided for in
                Section 6.2(iv) then in effect.

                 Funded Debt Ratio               Applicable Margin for LIBOR        Applicable Margin for
                                                 or Fixed Rate:                     Reference Rate:
                 Less than 2 to 1                1.50%                              0%
                 Between 2.49 and 2 to 1         2.00%                              .125%
                 Between 2.99 and 2.50 to 1      2.50%                              .25%
                 3.00 to 1 or greater            3.00%                              .50%

        1.1.4 "Business Day": shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

        1.1.5 "Close-Out Date": shall mean the Business Day on which the Bank closes out and liquidates an FX Transaction.

        1.1.6 "Closing Value": has the meaning given to it in Section 8.6(i) hereof.

        1.1.7 "Closing Gain" and "Closing Loss": shall mean the amount determined in accordance with Section 8.6(ii) hereof.

        1.1.8 "Collateral": shall mean the property described in Section 3, together with any other personal or real property in which the Bank may be granted a lien or security interest to secure payment of the Obligations.

        1.1.9   "Credit Percentage":  shall mean 15%.

        1.1.10 "Current Liabilities": shall mean current liabilities as determined in accordance with generally accepted accounting principles, including any negative cash balance on the Borrower's financial statement.

        1.1.11 "Debt": shall mean all liabilities of the Borrower less Subordinated Debt, if any.

        1.1.12 "EBITDA": shall mean earnings exclusive of extraordinary gains and before deductions for interest expense, taxes, depreciation and amortization expense.

        1.1.13 "Effective Tangible Net Worth": shall mean the Borrower's stated net worth plus Subordinated Debt but less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense, and similar intangible items including, but not limited to, investments in and all amounts due from affiliates, officers or employees).

        1.1.14 "Environmental Claims": shall mean all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for Discharge or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, Discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        1.1.15 "Environmental Laws": shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

        1.1.16  "Environmental Permits": shall have the meaning provided in
                Section 5.11 hereof.

        1.1.17 "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

        1.1.18  "Event of Default": shall have the meaning set forth in Section
                7.

        1.1.19 "Expiration Date of Line of Credit": shall mean November 30, 2002, or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 8, whichever shall occur first.

        1.1.20 "Expiration Date of Term Loan": shall mean December 31, 2005 or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 8, whichever shall occur first.

        1.1.21 "Fed Funds Balance": shall have the respective meaning as it is defined for each facility under Section 2, hereof if applicable.

        1.1.22 "Fed Funds Rate": shall have the respective meaning as it is defined for each facility under Section 2, hereof if applicable.

        1.1.23 "Fixed Rate Advance": shall have the respective meaning as it is defined for each facility under Section 2, hereof if applicable.

        1.1.24 "Fixed Rate Balance": shall have the respective meaning as it is defined for each facility under Section 2, hereof if applicable.

        1.1.25 "Fixed Rate": shall have the respective meaning as it is defined for each facility under Section 2, hereof if applicable.

        1.1.26 "Foreign Currency": shall mean any legally traded currency other than US dollars and which may be transferred by paperless wire transfer or cash and in which the Bank regularly trades.

        1.1.27 "Foreign Subsidiary": shall mean a corporate entity that is not organized or created in the United States, including only the States and District of Columbia, or under the law of the United States or of any state or territory.

        1.1.28 "Foreign Exchange Sub-Facility": shall mean the credit facility described as such in Section 2.

        1.1.29  "Funded Debt": shall mean all Indebtedness for borrowed money.

        1.1.30 "FX Risk Liability": shall mean the product of (a) the Credit Percentage, times (b) the aggregate of the Notional Values of all FX Transactions outstanding, net of any Offsetting Transactions.

        1.1.31  "FX Limit":  shall mean $4,500,000.00.

        1.1.32 "FX Transaction": shall mean any transaction between the Bank and the Borrower pursuant to which the Bank has agreed to sell to or to purchase from the Borrower a Foreign Currency of an agreed amount at an agreed price in US dollars or such other agreed upon Foreign Currency, deliverable and payable on an agreed date.

        1.1.33 "Hazardous Materials": shall mean all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

        1.1.34 "Indebtedness": shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss.

        1.1.35 "Interest Period": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

        1.1.36 "Letter of Credit Facility": shall mean the credit facility described as such in Section 2.

        1.1.37 "LIBOR Advance": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

        1.1.38 "LIBOR Balance": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

        1.1.39 "LIBOR Interest Period": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

        1.1.40 "LIBOR Rate": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

        1.1.41 "Line of Credit": shall mean the credit facility described as such in Section 2.

        1.1.42 "Notional Value": shall mean the US Dollar equivalent of the price at which the Bank agreed to purchase or sell to the Borrower a Foreign Currency.

        1.1.43 "Obligations": shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of Advances.

        1.1.44 "Offsetting Transaction": shall mean a FX Transaction to purchase a Foreign Currency and a FX Transaction to sell the same Foreign Currency , each with the same Settlement Date and designated as an Offsetting Transaction at the time of entering into the FX Transaction.

        1.1.45 "Ordinary Course of Business": shall mean, with respect to any transaction involving the Borrower or any of its subsidiaries or affiliates, the ordinary course of the Borrower's business, as conducted by the Borrower in accordance with past practice and undertaken by the Borrower in good faith and not for the purpose of evading any covenant or restriction in this Agreement or in any other document, instrument or agreement executed in connection herewith.

        1.1.46 "Permitted Liens": shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges not yet due;
                (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the Ordinary Course of Business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the Ordinary Course of Business to secure Indebtedness outstanding on the date hereof or permitted to be incurred herein; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets.

        1.1.47 "Reference Rate": shall mean an index for a variable interest rate which is quoted, published or announced by Bank as its reference rate and as to which loans may be made by Bank at, above or below such rate.

        1.1.48 "Settlement Date": shall mean the Business Day on which the Borrower has agreed to (a) deliver the required amount of Foreign Currency, or (b) pay in US dollars the agreed upon purchase price of the Foreign Currency.

        1.1.49 "Subordinated Debt": shall mean such liabilities of the Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

        1.1.50 "Term Applicable Margin": shall mean the following interest rate percentages based upon the Funded Debt Ratio provided for in
                Section 6.2 (iv) then in effect:

                Funded Debt Ratio             Applicable Margin for LIBOR,     Applicable Margin for
                                              Fixed Rate or Fed Funds:         Reference Rate:
                Less than 2 to 1              1.75%                            .25%
                Between 2.49 and 2 to 1       2.25%                            .375%
                Between 2.99 and 2.50 to 1    2.75%                            .50%
                3.00 to 1 or greater          3.25%                            .75%

        1.1.51  "Term Loan and Line Account": shall have the meaning provided in
                Section 2.66 hereof.

        1.1.52 "Variable Rate Advance": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

        1.1.53 "Variable Rate": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.2 Accounting Terms: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3 Other Terms: Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.

                                   SECTION

                               CREDIT FACILITIES

2.1        THE LINE OF CREDIT

        2.1.1 The Line of Credit: On terms and conditions as set forth herein, the Bank agrees to make Advances to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed $12,000,000.00 (the "Line of Credit"). Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.1. Proceeds of the Line of Credit shall be used for general working capital purposes.

        2.1.2 Making Line Advances: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions. Subject to the requirements of Section 4 and provided such request is made in a timely manner as provided in Section 2.1.5 below, Advances shall be made by the Bank under the Line of Credit.

        2.1.3 Repayment: On the Expiration Date of the Line of Credit, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

        2.1.4 Interest on Advances: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower below:

                (i)   Variable Rate Advances: A variable rate per annum
                      ----------------------
                      equivalent to the Reference Rate plus the Applicable Margin (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the Reference Rate. An Advance based upon the Variable Rate is hereinafter referred to as a "Variable Rate Advance".

                (ii)  Fixed Rate Advances: A fixed rate per annum quoted by the
                      -------------------
                      Bank for 30, 60, 90 or 180 days or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) (the "Interest Period") for Advances in the minimum amount of $100,000.00. Such interest rate shall be a percentage equal to the Applicable Margin plus the rate which the Bank determines in its sole and absolute discretion to be equal to the Bank's cost of acquiring funds (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the borrowing or purchase by the Bank of such funds) in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Interest Period (the "Fixed Rate"). Advances based upon the Fixed Rate are hereinafter referred to as "Fixed Rate Advances".

                (iii) LIBOR Advances: A fixed rate quoted by the Bank for one
                      --------------
                      week, 1, 2, 3, or 6 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration
                      Date) (the "LIBOR Interest Period") for Advances in the minimum amount of $100,000.00. Such interest rate shall be a percentage equal to the Applicable Margin plus the Bank's LIBOR Rate which is that rate determined by the Bank's Treasury Desk as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16%)) of the U. S. dollar London Interbank Offered Rates for such period appearing on page 3750 (or such other page as may replace page 3750) of the Telerate screen at or about 11:00 a.m. (London time) on the second Business Day prior to the first days of such period (adjusted for any and all assessments, surcharges and reserve requirements) (the "LIBOR Rate"). An Advance based upon the LIBOR Rate is hereinafter referred to as a "LIBOR Advance".

                Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

                The Borrower hereby promises and agrees to pay interest in arrears on all Advances on the first calendar day of each month.

                If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

2.1.5 Notice of Borrowing: Upon written or telephonic notice which shall be received by the Bank at or before 2:00 p.m. (California time) on a Business Day, the Borrower may borrow under the Line of Credit by requesting:

        (i)     A Variable Rate Advance or Fixed Rate Advance: A Variable Rate
                ---------------------------------------------
                Advance or Fixed Rate Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 p.m. on the day such Advance is requested to be made, such Variable Rate Advance or Fixed Rate Advance may, at the Bank's option, be made on the next Business Day.

        (ii)    A LIBOR Advance: Notice of any LIBOR Advance shall be received
                ---------------
                by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests such LIBOR Advance to be made.

2.1.6 Notice of Election to Adjust Interest Rate: Upon telephonic notice which shall be received by the Bank at or before 2:00 p.m. (California time) on a Business Day, the Borrower may elect:

        (i) That interest on a Variable Rate Advance shall be adjusted to accrue at the Fixed Rate; provided, however, that such notice shall be received by the Bank no later than 2:00 p.m. on the Business Day on which the Borrower requests that interest be adjusted to accrue at the Fixed Rate.

        (ii) That interest on a Variable Rate Advance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the Business Day on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate.

        (iii) That interest on a Fixed Rate Advance shall continue to accrue at a newly quoted Fixed Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than 2:00 p.m. on the last day of the Interest Period pertaining to such Fixed Rate Advance. If the Bank shall not have received notice (as prescribed herein) of the Borrower's election that interest on any Fixed Rate Advance shall continue to accrue at the newly quoted Fixed Rate as the case may be the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the

                Variable Rate upon the expiration of the relevant Interest Period pertaining to such Advance.

        (iv) That interest on a Fixed Rate Advance shall accrue at a newly quoted LIBOR Rate or interest on a LIBOR Advance shall continue to accrue at a newly quoted Fixed Rate or LIBOR Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the last day of the relevant Interest Period or LIBOR Interest Period, as applicable. If the Bank shall not have received notice as prescribed herein of the Borrower's election that interest on any Fixed Rate Advance shall accrue interest at a newly quoted LIBOR Rate or at a newly quoted Fixed Rate pursuant to subparagraph (iii) hereinabove; or any LIBOR Advance shall continue to accrue at the newly quoted Fixed Rate or LIBOR Rate as the case may be, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the relevant Interest Period or LIBOR Interest Period pertaining to such Advance.

2.1.7 Prepayment: The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate or Fixed Rate, no prepayment shall be made except on a day which is the last day of the LIBOR Interest Period or Interest Period pertaining thereto. If the whole or any part of any LIBOR Advance or Fixed Rate Advance is prepaid by reason of acceleration or otherwise (except as described hereinabove), the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs, expenses and any loss ( excluding loss of profit on any margin) actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) deemed sustained by the Bank as a consequence of such prepayment and provided further, that any prepayment hereunder shall not be deemed to be an event of default.

        The Bank shall be entitled to fund all or any portion of its Advances in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded all Advances through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to the date of such purchase to the Expiration Date hereunder.

2.1.8 Indemnification for LIBOR Rate or Fixed Rate Costs: During any period of time in which interest on any Advance is accruing on the basis of the LIBOR Rate or Fixed Rate, the Borrower shall, withing 15 days of the Bank's written request, which request shall explain in reasonable detail the reason for such costs or payments, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the LIBOR Rate or Fixed Rate. Bank shall use its best efforts to provide Borrower in advance, with an estimate or any such costs which may potentially be incurred hereunder.

2.1.9 Conversion from LIBOR Rate or Fixed Rate to Variable Rate: In the event that the Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate or Fixed Rate (i) has become infeasible because the Bank is unable to determine the LIBOR Rate or Fixed Rate due to the unavailability of U.S. Dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant

                Advance and for a period of time approximately equal to the relevant LIBOR Interest Period or Interest Period as the case may be or (ii) is or has become unlawful by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation guideline or order, then the Bank shall promptly give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Advance bearing interest at either the LIBOR Rate or Fixed Rate as the case may be shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate and shall continue at such rate until the Bank determines that the LIBOR Rate or Fixed Rate is no longer infeasible or unlawful.

2.2       THE TERM LOAN

        2.2.1 The Term Loan: On terms and conditions as set forth herein, the Bank agrees to lend to the Borrower in one drawing, upon the Borrower's request therefore made prior to February 1, 2001, up to the maximum amount of $10,500,000.00 (the "Term Loan"). Proceeds of the Term Loan shall be used to refinance existing Indebtedness.

        2.2.2 Making the Term Loan: The Term Loan shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions.

        2.2.3 Repayment: The Borrower hereby promises and agrees to pay principal monthly on the first day of each month in 47 installments of $218,750.00, commencing on February 1, 2001. On the Expiration Date of the Term Loan, the Borrower hereby promises and agrees to pay to the Bank the entire unpaid principal balance, together with accrued and unpaid interest.

                Each payment received by the Bank shall, at the Bank's option, be applied to pay interest then due and unpaid under the Term Loan and the remainder thereof (if any) shall be applied to pay principal on the Term Loan.

        2.2.4 Interest: Interest shall accrue on the Term Loan at one of the following rates, as quoted by the Bank and as elected by the Borrower below:

                (i)   Variable Rate Balances: A variable rate per annum
                      ----------------------
                      equivalent to the Reference Rate plus the Term Applicable Margin (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the Reference Rate. The Term Loan based upon the Variable Rate is hereinafter referred to as a "Variable Rate Balance".

                (ii)  Fixed Rate Balances: A fixed rate per annum quoted by the
                      -------------------
                      Bank for 30, 60, 90 or 180 days or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) for the entire amount of the Term Loan. Such interest rate shall be a percentage equal to the Term Applicable Margin plus the rate which the Bank determines in its sole and absolute discretion to be equal to the Bank's cost of acquiring funds (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the borrowing or purchase by the Bank of such funds) in an amount approximately equal to the amount of the Term Loan and for a period of time approximately equal to the relevant Interest Period (the "Fixed Rate"). The Term Loan bearing interest at the Fixed Rate is hereinafter referred to as "Fixed Rate Balances".

          (iii)  LIBOR Balance: A fixed rate quoted by the Bank for one week, 1,
                 -------------
                 2, 3, or 6 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) (the "LIBOR Interest Period") for the entire amount of the Term Loan. Such interest rate shall be a percentage equal to the Term Applicable Margin plus the Bank's LIBOR Rate which is that rate determined by the Bank's Treasury Desk as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16%)) of the U. S. dollar London Interbank Offered Rates for such period appearing on page 3750 (or such other page as may replace page 3750 of the Telerate screen at or about 11:00 a.m. (London time) on the second Business Day prior to the first days of such period (adjusted for any and all assessments, surcharges and reserve requirements) (the "LIBOR Rate"). The Term Loan based upon the LIBOR Rate is hereinafter referred to as a "LIBOR Balance".

          (iv)   Fed Funds Balances: The rate per annum set forth in the daily
                 ------------------
                 statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including as such successor, the "Composite 3:30 p.m. Quotations") for such previous day under the caption "Federal Funds Effective Rate" plus the Term Applicable Margin (hereinafter referred to as the "Fed Funds Rate". If on any relevant day the appropriate rate for such previous day is not yet published in the Composite 3:30 p.m. Quotations, the rate for such previous day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three (3) leading brokers of Federal funds transactions in New York City, selected by the Bank. The Term Loan or a portion thereof based upon the Fed Funds Rate is hereinafter referred to as a "Fed Funds Balance".

          Interest shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

          The Borrower hereby promises and agrees to pay interest in arrears on the Term Loan on the first calendar day of each month.

          If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

2.2.5 Notice of Borrowing. Upon telephonic notice which shall be received by the Bank at or before 2:00 p.m. (California time) on a Business Day, the Borrower may draw under the Term Loan by requesting:

          (i)    A Variable Rate Balance, Fed Funds Balance or Fixed Rate
                 Balance: A Variable Rate Balanc, Fed Funds Balance or Fixed Rate Balance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 p.m. on the day such drawing is requested to be made, such Variable Rate Balance, Fed Funds Balance or Fixed Rate Balance may, at the Bank's option, be made on the next Business Day.

          (ii) A LIBOR Balance: Notice of any LIBOR Balance shall be received by the Bank no later than two business days prior to the day (which shall be a business day) on which the Borrower requests such LIBOR Balance to be made.

2.2.6 Notice of Election to Adjust Interest Rate: Upon telephonic notice which shall be received by the Bank at or before 2:00 p.m. (California time) on a Business Day, the

        Borrower may elect:

        (i) That interest on a Variable Rate Balance shall be adjusted to accrue at the Fixed Rate; provided, however, that such notice shall be received by the Bank no later than 2:00 p.m. on the Business Day on which the Borrower requests that interest be adjusted to accrue at the Fixed Rate.

        (ii) That interest on a Variable Rate Balance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the Business Day on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate.

        (iii) That interest on a Fed Funds Balance shall be adjusted to accrue at the Fixed Rate; provided, however, that such notice shall be received by the Bank no later than 2:00 p.m. on the Business Day on which the Borrower requests that interest be adjusted to accrue at the Fixed Rate.

        (iv) That interest on a Fed Funds Balance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the Business Day on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate.

        (v) That interest on a Fixed Rate Advance shall continue to accrue at a newly quoted Fixed Rate or shall be adjusted to commence to accrue at the Variable Rate or the Fed Funds Rate; provided, however, that such notice shall be received by the Bank no later than 2:00 p.m. on the last day of the Interest Period pertaining to such Fixed Rate Balance. If the Bank shall not have received notice (as prescribed herein) of the Borrower's election that interest on any Fixed Rate Balance shall continue to accrue at the newly quoted Fixed Rate as the case may be the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the relevant Interest Period.

        (vi) That interest on a Fixed Rate Advance shall accrue at a newly quoted LIBOR Rate or interest on a LIBOR Balance shall continue to accrue at a newly quoted Fixed Rate or LIBOR Rate or shall be adjusted to commence to accrue at the Variable Rate or Fed Funds Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the last day of the relevant Interest Period or LIBOR Interest Period, as applicable. If the Bank shall not have received notice as prescribed herein of the Borrower's election that interest on any Fixed Rate Balance shall accrue interest at a newly quoted LIBOR Rate or at a newly quoted Fixed Rate pursuant to subparagraph (iii) hereinabove; or any LIBOR Balance shall continue to accrue at the newly quoted Fixed Rate or LIBOR Rate as the case may be, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the relevant Interest Period or LIBOR Interest Period.

2.2.7 Prepayment. The Borrower may prepay the Term Loan in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Balance on the basis of the LIBOR Rate or Fixed Rate, no prepayment shall be made except on a day which is the last day of the LIBOR Interest Period or Interest Period pertaining thereto. If the whole or any part of the Term Loan is prepaid by reason of acceleration or otherwise, (except as described hereinabove) the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs, expenses and any loss (excluding loss of profit on any margin actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) deemed sustained by the Bank as a consequence of such prepayment, and provided further, that any prepayment hereunder shall not be deemed to be an event of default.

                The Bank shall be entitled to fund all or any portion of the Term Loan in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded the Term Loan through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the Term Loan and in maturities corresponding to the date of such purchase to the Expiration Date hereunder.

        2.2.8 Indemnification for LIBOR Rate or Fixed Rate Costs. During any period of time in which interest on the Term Loan is accruing on the basis of the LIBOR Rate or Fixed Rate, the Borrower shall, within 15 days of the Bank's written request, which request shall explain in reasonable detail the reason for such costs or payments, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the LIBOR Rate or Fixed Rate. Bank shall use its best efforts to provide Borrower, in advance, with an estimate of any such costs which may potentially be incurred hereunder.

        2.2.9 Conversion from LIBOR Rate or Fixed Rate to Variable Rate. In the event that the Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate or Fixed Rate
                (i) has become infeasible because the Bank is unable to determine the LIBOR Rate or Fixed Rate due to the unavailability of U.S. Dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount the Term Loan and for a period of time approximately equal to the relevant LIBOR Interest Period or Interest Period as the case may be or (ii) is or has become unlawful by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation guideline or order, then the Bank shall promptly give telephonic notice thereof (confirmed in writing) to the Borrower, in which event the LIBOR Balance or Fixed Rate Balance as the case may be shall be deemed to be a Variable Rate Balance and interest shall thereupon immediately accrue at the Variable Rate and shall continue at such rate until the Bank determines that the LIBOR Rate or Fixed Rate is no longer infeasible or unlawful.

2.3        LETTER OF CREDIT SUB-FACILITY

        2.3.1 Letter of Credit Sub-Facility: The Bank agrees to issue commercial and/or standby letters of credit (each a "Letter of Credit") on behalf of the Borrower of up to $10,000,000.00. At no time, however, shall the total principal amount of all Advances outstanding under the Line of Credit, together with the total face amount of all Letters of Credit outstanding, less any partial draws paid by the Bank, exceed the Line of Credit.

                (i) Upon the Bank's request, the Borrower shall promptly pay to the Bank issuance fees and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.

                (ii) The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date of the Line of Credit and no Letter of Credit shall expire on a date which is 180 days after the Expiration Date or as negotiated by the Borrower and the Bank.

                (iii) Each Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

                (iv) Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank a duly executed form of the Bank's standard form of application for issuance of a Letter of Credit with proper insertions.

                (v) The Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit.

     In the event that the Borrower fails to pay any drawing under any Letter of Credit or the balances in the depository account or accounts maintained by the Borrower with Bank are insufficient to pay such drawing, without limiting the rights of Bank hereunder or waiving any Event of Default caused thereby, Bank may, and Borrower hereby authorizes Bank to create an Advance bearing interest at the rate or rates provided in Section 9.2 hereof to pay such drawing.

2.4     ACCEPTANCE SUB-FACILITY

     2.4.1 Acceptance Sub- Facility: The Borrower may from time to time request the Bank to accept one or more drafts drawn on the Bank for the account of the Borrower (each an "Acceptance") of up to $5,000,000.00. At no time, however, shall the total principal balance of all Acceptances outstanding, together with the total face amount of all outstanding Letters of Credit less any partial draws paid by the Bank, exceed the sum of $10,000,000.00 and, together with the total principal balance of all Advances outstanding under the Line of Credit, exceed the Line of Credit.

                (i) Requests for Acceptances. Each request for an Acceptance shall be made in writing or by telephone confirmed in writing (each a "Request"), shall be irrevocable, and shall involve one or more drafts as described below. Each Request shall be delivered or communicated to the Bank no later than 10:00 a.m. (California time) on the day (which shall be a business day) on which the creation of an Acceptance is requested. By making any such Request, the Borrower agrees that all matters relating to each such Acceptance shall be governed hereby and the Borrower restates all warranties and representations made by the Borrower herein as if made on the date of the Request and on the date that the Acceptance is created.

                (ii) Acceptances. Each Acceptance shall be created upon a Request by the Bank's acceptance of a draft in form and substance satisfactory to the Bank (each a "Draft"). Each Draft shall: (i) be drawn on the Bank by or on behalf or for the account of the Borrower in accordance with the provisions hereof ; (ii) have a minimum face amount of $100,000.00; (iii) be for the purpose of financing only those transactions permitted by Subsection 7 of Section 13 of the Federal Reserve Act, as amended from time to time; and (iv) mature not more than 180 days after the date thereof (provided that, if such date is not a Business Day, the maturity shall be extended to the next succeeding Business Day). However, no Draft shall mature more than 90 days after the Expiration Date of Acceptances. The Borrower hereby warrants that any Acceptances relating to the importation or exportation of goods or relating to the domestic shipment of goods shall: (i) not have a term in excess of the period of time which is usual and reasonably necessary to finance transactions of the character of the underlying import or export transaction or the underlying domestic shipment; (ii) not, together with all other Acceptances relating to any such shipment, have an aggregate face amount exceeding the CIF value of such shipment; and (iii) not be created more than 30 days after the date of shipment of goods to which such Acceptance relates. Acceptances relating to the storage of goods shall be subject to the further conditions that: (i) at the time such Acceptance is created, the goods being stored are covered by a warehouse receipt issued by a bonded warehouse independent of the Borrower and acceptable to the Bank; (ii) the goods covered by the warehouse receipt are readily marketable staples (as such term is defined in Section 13 of the Federal Reserve Act by the Board of Governors of the Federal Reserve System or by Federal Reserve Bulletins) held pending a reasonably immediate sale, distribution or shipment; and (iii) the face amount of the Acceptance relating to such goods does not exceed the fair market value of the goods.

              (iii) Acceptance Liability. The Borrower is obligated, and hereby unconditionally promises and agrees, to pay the Bank, on the maturity date of each Acceptance or on such earlier date as may be required pursuant hereto, the face amount of each such Acceptance.

              (iv) Acceptance Commissions. The Borrower agrees, upon acceptance by the Bank of each Draft and as a condition precedent to such Acceptance, to pay to the Bank a fee (the "Commission") in an amount equal to 1.5% per annum of the face amount of each Acceptance calculated on the basis of 360 days per year for the actual number of days (including the first day but excluding the last day) during the period which is for the term of the Draft.

              (v) Discount of Acceptances. The Bank agrees to discount any Acceptance that is created and presented to it for discount at a rate quoted by the Bank at the time the Acceptance is presented to the Bank for discount and for a similar dollar amount and a similar maturity as the Draft being presented to the Bank by the Borrower for acceptance (the "Acceptance Discount Rate"). On the date any such Acceptance is presented for discount, the Bank shall: (i) cause the aggregate discounted amount (less any Commission then payable by the Borrower to the Bank hereunder) to be made available to the Borrower by crediting such amount to the Borrower's demand deposit account maintained with the Bank, and (ii) advise the Borrower of the Acceptance Discount Rate at which the Bank discounted such Acceptance. The Bank shall have the right, in its sole discretion, to sell, rediscount, hold or otherwise deal with or dispose of any such Acceptance discounted by it.

              (vi) Acceptance Collateral. Each Draft accepted by the Bank shall be secured by a security interest in the goods (as defined in the California Uniform Commercial Code) involved in the transaction out of which the Acceptance arose to the extent that such a security interest is either required by the Bank or in order that the relevant Acceptance conform to the requirements of Section 13 of the Federal Reserve Act.

                (vii) Future Assessments. The Borrower shall, within 15 days of the Bank's written request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Acceptance. Bank shall use its best efforts to provide Borrower in advance with an estimate of any such costs which may potentially be incurred hereunder.

2.5        FOREIGN EXCHANGE SUB-FACILITY

        2.5.1 Foreign Exchange Sub-Facility: The Bank agrees to enter into FX Transactions with the Borrower, at the Borrower's request therefor made prior to the Expiration Date, provided however, that at no time shall the aggregate FX Risk Liability of the Borrower exceed the FX Limit, and provided further, at no time shall the aggregate FX Risk Liability combined with the total face amount of all Letters of Credit outstanding, less any partial draws paid by the Bank, together with the total principal balance of all Acceptances outstanding, together with the total principal amount of all outstanding Advances, exceed the Line of Credit. Each FX Transaction shall be used to hedge the Borrower's foreign exchange exposure.

                (i) Requests. Each request for a FX Transaction shall be made by telephone to the Bank's Treasury Department ("Request"), shall specify the Foreign Currency to be purchased or sold, the amount of such Foreign Currency and the Settlement Date. Each Request shall be communicated to the Bank no later than 3:00 p.m. California time on the Business Day on which the FX Transaction is requested.

                (ii) Tenor. No FX Transaction shall have a Settlement Date which is more than 365 days after the date of entry into such FX Transaction, and provided further, no FX Transaction shall expire on a date which is after the Expiration Date.

                (iii) Availability. Bank may refuse to enter into a FX Transaction with the Borrower where the Bank, at its sole discretion, determines that (1) the requested Foreign Currency is unavailable, or (2) the Bank is not then dealing in the requested Foreign Currency, or (3) the Bank would be prohibited by any applicable law, rule, regulation or order from purchasing such Foreign Currency.

                (iv) Payment. Payment is due on the Settlement Date of the relevant FX Transaction. The Bank is hereby authorized by the Borrower to charge the full settlement price of any FX Transaction against the depository account or accounts maintained by the Borrower with the Bank on the Settlement Date. In the event that the Borrower fails to pay the settlement price of any FX Transaction on the Settlement Date or the balances in the depository account or accounts maintained with Bank are insufficient to pay the settlement price, without limiting the rights of Bank hereunder or waiving any Event of Default caused thereby, Bank may, and Borrower hereby authorizes Bank to, create an Advance bearing interest at the Variable Rate to pay the settlement price on the Settlement Date.

                (v) Increased Costs. Borrower shall within 15 days of the Bnak's written request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any assessment, reserve, deposit, capital maintenance or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any FX Transaction. Bank shall use its best effort to provide Borrower, in advance, with an estimate of any such costs which may potentially be incurred hereunder

                (vi) Impossibility of Performance. In the event that the Borrower or the Bank cannot perform under a FX Transaction due to force majeure or an act of State or it becomes unlawful or impossible to perform, all in the good faith judgement of the Borrower or the Bank, then upon notice to the other party, the Borrower or the Bank may require the close-out and liquidation of the affected FX Transaction in accordance with the provisions of this Agreement.

2.6 Term Loan and Line Account: The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance, the Term Loan and such other debits and credits as shall be appropriate in connection with the Line of Credit and the Term Loan (the "Term Loan and Line Account"). The Bank shall provide the Borrower with a statement of the Borrower's Term Loan and Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

2.7 Authorization to Charge Account(s): The Borrower hereby authorizes the Bank to charge, from time to time, against any or all of the Borrower's deposit accounts with the Bank any amount so due under this Agreement, including, but not limited to, account # 261535176maintained with the Bank's Rosemead Branch.

2.8 Payments: If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. All payments required to be made hereunder shall be made to the office of the Bank designated for the receipt of notices herein or such other office as Bank shall from time to time designate.

2.9 Late Payment: In addition to any other rights the Bank may have hereunder, if any payment of principal or interest or any portion thereof, under this Agreement is not paid within 5 days of when due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

                                    SECTION

                                       3

                                  COLLATERAL

3.1 The Collateral: To secure payment and performance of all the Borrower's Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to all of the following property ("Collateral"):

                (i) Equipment. All goods now owned or hereafter acquired by the Borrower or in which the Borrower now has or may hereafter acquire any interest including, but not limited to, all machinery, equipment, furniture, furnishings, fixtures, tools, supplies and motor vehicles of every kind and description, and all additions, accessions, improvements, replacements and substitutions thereto and thereof (the "Equipment") , but excluding the goods of any Foreign Subsidiary,.

                (ii) Inventory. All inventory now owned or hereafter acquired by the Borrower, including, but not limited to, all raw materials, work in process, finished goods, merchandise, parts and supplies of every kind and description, including inventory temporarily out of the Borrower's custody or possession, together with all returns on accounts (the "Inventory") but excluding the inventory of any Foreign Subsidiary,.

                (iii) Accounts. All accounts, contract rights and general intangibles now owned or hereafter created or acquired by the Borrowerincluding, but not limited to, all receivables, goodwill, trademarks, trademark applications, trade styles, trade names, patents, patent applications, copyrights and copyright applications, customer lists, business records and computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral ,but excluding the accounts, contract rights and general intangibles of any Foreign Subsidiary,.

                (iv) Documents. All documents, instruments and chattel paper now owned or hereafter acquired by the Borrower, including, but not limited to, warehouse and other receipts, bills of sale and bills of lading, but excluding the documents, instruments and chattel paper of any Foreign Subsidiary or any document or instrument that derives its value by reference to either the stock of or the assets of, a Foreign Subsidiary.

                (v) Monies. All monies, deposit accounts, certificates of deposit and securities of the Borrower now or hereafter in the Bank's or its agents' possession, excluding any interest in accounts and securities of any Foreign Subsidiary.

The Bank's security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.

The security interest granted to Bank in the Collateral shall not secure or be deemed to secure any Indebtedness of the Borrower to the Bank which is, at the time of its creation, subject to the provisions of any state or federal consumer credit or truth-in-lending disclosure statutes.


                                    SECTION

                                       4

                             CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Initial Advance: The obligation of the Bank to make the initial Advance and the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance and such first extension of credit all of the following, in form and substance satisfactory to the Bank:

                (i) Authority to Borrow. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

                (ii) Guarantors. Continuing guaranties in favor of the Bank executed by the following, together with evidence that the execution, delivery and performance by any guarantor has been duly authorized: UDT Sensors, Inc., Rapiscan Security Products, Inc., Metorex Security Products, Inc., Silicon Microstructures, Inc., Aristo Medical Products, Inc., OSI Fibercom, Inc., Osteometer, USA Inc. and Ferson Optics, Inc..

                (iii) Fees. A fee of $75,000.00, which includes payment of all of the Bank's out-of-pocket expenses in connection with the preparation and negotiation of this Agreement.

                (iv) Financing Statements. Executed UCC-1 financing statement(s) describing the Collateral, which have been filed with the Secretary of State or the county recorder as a lien of first priority.

                (v) Miscellaneous. Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

4.2 Conditions Precedent to All Advances: The obligation of the Bank to make each Advance and each other extension of credit to or on account of the Borrower (including the initial Advance and the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

                (i) Subsequent Approvals. The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

                (ii) Representations and Warranties. The representations contained in Section 5 and in any other document, instrument or certificate delivered to the Bank hereunder are true, correct and complete.

                (iii) Event of Default. No event has occurred and is continuing which constitutes, or with the lapse of time or giving of notice or both, would constitute an Event of Default.

                (iv) Collateral. The security interest in the Collateral has been duly authorized, created and perfected with first priority and is in full force and effect.

The Borrower's acceptance of the proceeds of any loan, advance or extension of credit or the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.

                                    SECTION

                                       5

                        REPRESENTATIONS AND WARRANTIES

        The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

5.1 Status: The Borrower is a corporation duly organized and validly existing under the laws of the state of California and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

5.2 Authority: The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

5.3 Legal Effect: This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

5.4 Fictitious Trade Styles: There are no fictitious trade styles used by the Borrower in connection with its business operations. The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described herein or prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

5.5 Financial Statements: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

5.6 Litigation: Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations or on the Collateral.

5.7 Title to Assets: The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

5.8 ERISA: If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

5.9 Taxes: The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

5.10 Margin Stock. The proceeds of any loan or advance hereunder will not be used to purchase or carry margin stock as such term is defined under Regulation U of the Board of Governors of the Federal Reserve System.

5.11 Environmental Compliance. The operations of the Borrower comply, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws; the Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its
                            ---------------------
        ordinary course operations, all such Environmental Permits are in good standing, and the Borrower is in compliance with all material terms and conditions of such Environmental Permits; neither the Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Borrower that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an
        --------
        unrelated third party, the foregoing representation is made to the best knowledge of the Borrower. In addition, (i) the Borrower does not have any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws, or that are leaking or disposing of Hazardous Materials off-site, and (ii) the Borrower has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

                                    SECTION

                                       6

                                   COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

6.1 Reporting and Certification Requirements: Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

                (i) Not later than 105 days after the end of each of the Borrower's fiscal years, a copy of the annual audited financial report of the Borrower for such year, prepared by a firm of certified public accountants acceptable to Bank and accompanied by an unqualified opinion of such firm, a copy of the Borrower's Securities and Exchange Commission Form 10-K, and a copy of the Borrower's financial projections for the upcoming 3 years.

                (ii) Not later than 50 days after the end of each fiscal quarter, the Borrower's financial statement as of the end of such period and a copy of the Borrower's Securities and Exchange Commission Form 10-Q.

                (iii) Concurrently with the delivery of the financial reports required hereunder and following any acquistion permitted under Section 6.4 or stock repurchase under Section 6.10, a compliance certificate stating that the Borrower is in compliance with all covenants contained herein and that no Event of Default or potential Event of Default has occurred or is continuing, and certified to by the chief financial officer of the Borrower.

                (iv) Promptly upon the Bank's request, such other information pertaining to the Borrower, the Collateral or any guarantor hereunder as the Bank may reasonably request.

6.2 Financial Condition: The Borrower promises and agrees, during the term of this Agreement and until payment in full of all of the Borrower's Obligations, the Borrower will maintain at all times:

                (i) Net Worth: A minimum Effective Tangible Net Worth of at least $50,000,000.00.

                (ii) Quick Ratio: A ratio of the sum of cash, cash equivalents and accounts receivable to Current Liabilities of not less than 1.00 to 1.

                (iii) Quarterly Losses: Profitability by not allowing any quarterly losses.

                (iv) Funded Debt Ratio: A ratio of Funded Debt to EBITDA of not more than 3.25 to 1 through March 31, 2001, 3.00 to 1 at the end of each fiscal quarter through March 31, 2002 and 2.50 to 1 at the end of each fiscal quarter thereafter, with EBITDA based upon the immediately preceding three fiscal quarters and the current quarter just ended.

                (v) Debt Coverage Ratio. A ratio of EBITDA to the sum of interest expense and the current portion of long term Debt of not less than 1.5 to 1, measured at the end of each fiscal quarter based upon the immediately preceding three fiscal quarters and the current quarter just ended.

6.3 Preservation of Existence; Compliance with Applicable Laws: Maintain and preserve its existence and all rights and privileges now enjoyed; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

6.4 Merge or Consolidate: Not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization, other than cash acquisitions of up to $500,000.00 in any one fiscal year and stock acquisitions of up to $1,000,000.00 in any one fiscal year.

6.5 Maintenance of Insurance: Keep and maintain the Collateral insured for not less than its full replacement value against all risks of loss and damage and maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank.

        With respect to insurance covering properties in which the Bank maintains a security interest or lien, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days' prior written notice to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

6.6 Maintenance of Collateral and Other Properties: Except for Permitted Liens, keep and maintain the Collateral free and clear of all levies, liens, encumbrances and security interests (including, but not limited to, any lien of attachment, judgment or execution) and defend the Collateral against any such levy, lien, encumbrance or security interest; comply with all laws, statutes and regulations pertaining to the Collateral and its use and operation; execute, file and record such statements, notices and agreements, take such actions and obtain such certificates and other documents as necessary to perfect, evidence and continue the Bank's security interest in the Collateral and the priority thereof; maintain accurate and complete records of the Collateral which show all sales, claims and allowances; and properly care for, house, store and maintain the Collateral in good condition, free of misuse, abuse and deterioration, other than normal wear and tear. The Borrower shall also maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

6.7 Payment of Obligations and Taxes: Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

6.8 Inspection Rights and Accounting Records: The Borrower will maintain adequate books and records in accordance with generally accepted accounting principles consistently applied and in a manner otherwise acceptable to Bank, and, at any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand.

6.9 Payment of Dividends: Not declare or pay any dividends on any class of stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock.

6.10 Redemption or Repurchase of Stock: Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding, except stock in an amount of up to $2,000,000.00 in the aggregate.

6.11 Additional Indebtedness: Not, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than
        (i) Indebtedness owed or to be owed to the Bank or (ii) Indebtedness to trade creditors incurred in the Ordinary Course of Business or (iii) Indebtedness owed or to be owed to Wells Fargo HSBC Trade Bank of up to $500,000.00 or (iv) Indebtedness owed to Foreign Subsidiaries or (v) Indebtedness for equipment financing of up to $1,500,000.00 through June 30, 2001 and $2,500,000 in any one fiscal year thereafter.

6.12 Loans: Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities and subsidiaries of the Borrower, except for credit extended in the Ordinary Course of Business as presently conducted and except up to $350,000.00 in the aggregate.

6.13 Liens and Encumbrances: Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement, and except liens and security interests associated with Indebtedness of up to $1,500,000.00 through June 30, 2001 and $2,500,000 in any one fiscal year thereafter.

6.14 Transfer Assets: Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral) except in the Ordinary Course of Business and, then, only for full, fair and reasonable consideration.

6.15 Change in Nature of Business: Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

6.16 Compensation of Employees: Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

6.17 Capital Expense: Not make any fixed capital expenditure or any commitment therefor, including, but not limited to, incurring liability for leases which would be, in accordance with generally accepted accounting principles, reported as capital leases, or purchase any real or personal property in an aggregate amount exceeding $5,000,000.00 in any one fiscal year.

6.18 Notice: Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $500,000.00 or which affects the Collateral; (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Borrower, and (iv) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its properties.

6.19 Environmental Compliance: The Borrower shall conduct its operations and keep and maintain all of its property in compliance with all Environmental Laws and, upon the written request of the Bank, the Borrower shall submit to the Bank, at the Borrower's sole cost and expense, at reasonable intervals, a report providing the status of any environmental, health or safety compliance, hazard or liability.

6.20    Inventory:

                (i) Except as provided herein below, the Borrower's inventory shall, at all times, be in the Borrower's physical possession, shall not be held by others on consignment, sale on approval, or sale or return and shall be kept only at: : 12515,12525,12533,and 12605 Chadron Ave,
                       Hawthorne, California 90250; 3232 West El Segundo Blvd., Hawthorne, California 90250; 2006 Government Street, Ocean Springs, Mississippi 39564; 9305 W. National, West Allis, Wisconsin 53227; 250 Phillips Boulevard, Ewing, New Jersey, 08618; 630 Brea Canyon Rd., Walnut, CA 91789 and 46583 Fremont Boulevard, Fremont, California 94538, except in the ordinary course of business.

                (ii) The inventory shall not at any time or times hereafter be stored with a bailee, warehouseman or similar party without the Bank's prior written consent and, in such event, the Borrower will concurrently therewith cause any such bailee, warehouseman or similar party to issue and deliver to the Bank, in form acceptable to the Bank, warehouse receipts in the Bank's name evidencing the storage of inventory.

                (iii) At any reasonable time and from time to time, allow Bank to have the right, upon demand, to inspect and examine inventory and to check and test the same as to quality, quantity, value and condition and the Borrower agrees to reimburse the Bank for the Bank's reasonable costs and expenses in so doing.

6.21    Location and Maintenance of Equipment.:

                (i) The Equipment shall at all times be in the Borrower's physical possession, shall not be held for sale or lease, and shall be kept only at the following location(s):
                       12515,12525,12533,and 12605 Chadron Ave, Hawthorne,
                       California 90250; 3232 West El Segundo Blvd., Hawthorne, California 90250; 2006 Government Street, Ocean Springs, Mississippi 39564; 9305 W. National, West Allis, Wisconsin 53227; 250 Phillips Boulevard, Ewing, New Jersey, 08618; 630 Brea Canyon Rd., Walnut, CA 91789 and 46583 Fremont Boulevard, Fremont, California 94538. except in the ordinary course of subiness.

                       The Borrower shall not secrete, abandon or remove, or permit the removal of, the Equipment, or any part thereof, from the location(s) shown above or remove or permit to be removed any accessories now or hereafter placed upon the Equipment.

                (ii) Upon the Bank's demand, the Borrower shall immediately provide the Bank with a complete and accurate description of the Equipment including, as applicable, the make, model, identification number and serial number of each item of Equipment. In addition, the Borrower shall immediately notify the Bank of the acquisition of any new or additional Equipment or the replacement of any existing Equipment and shall supply the Bank with a complete description of any such additional or replacement Equipment.

                (iii) The Borrower shall, at the Borrower's sole cost and expense, keep and maintain the Equipment in a good state of repair and shall not destroy, misuse, abuse, illegally use or be negligent in the care of the Equipment or any part thereof. The Borrower shall not remove, destroy, obliterate, change, cover, paint, deface or alter the name plates, serial numbers, labels or other distinguishing numbers or identification marks placed upon the Equipment or any part thereof by or on behalf of the manufacturer, any dealer or rebuilder thereof, or the Bank. The Borrower shall not be released from any liability to the Bank hereunder because of any injury to or loss or destruction of the Equipment. The Borrower shall allow the Bank and its representatives free access to and the right to inspect the Equipment at all times during normal business hours and upon reasonable notice and shall comply with the terms and conditions of any leases covering the real property on which the Equipment is located and any orders, ordinances, laws, regulations or rules of any federal, state or municipal agency or authority having jurisdiction of such real property or the conduct of the business of the persons having control or possession of the Equipment.

                (iv) The Equipment is not now and shall not at any time hereafter be so affixed to the real property on which it is located as to become a fixture or a part thereof. The Equipment is now and shall at all times hereafter be and remain personal property of the Borrower.

                                    SECTION

                                       7

                               EVENTS OF DEFAULT

        Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

7.1 Non-Payment: Any Borrower shall fail to pay the principal amount of any Obligations when due or interest on the Obligations within 5 days of when due.

7.2 Performance Under This Agreement: The Borrowers or any Guarantor shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement or any other document or agreement executed by the Borrowers or any Guarantor with or in favor of Bank and any such failure shall continue unremedied for more than 30 days after the occurrence thereof.

7.3 Representations and Warranties; Financial Statements: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

7.4 Other Agreements: If there is a default under any agreement to which Borrower is a party with Bank or with a third party or parties resulting in a right by the Bank or by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000.00.

7.5 Insolvency: The Borrower or any guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or
        (vii) in an involuntary proceeding, any receiver, custodian or trustee shall have been appointed for all or substantial part of the Borrower's or guarantor's properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

7.6 Execution: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower in an amount in excess of $250,000.00 and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

7.7 Revocation or Limitation of Guaranty: Any guaranty shall be revoked or limited or its enforceability or validity shall be contested by any guarantor, by operation of law, legal proceeding or otherwise or any guarantor who is a natural person shall die.

7.8 Suspension: The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

7.10 Impairment of Collateral. There shall occur any injury or damage to all or substantially all of the Collateral or all or substantially all of the Collateral shall be lost, stolen or destroyed.

                                    SECTION

                                       8

                              REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

8.1 Acceleration: Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

8.2 Cease Extending Credit: Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

8.3 Termination: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

8.4 Letters of Credit: Require the Borrower to pay immediately to the Bank, for application against drawings under any outstanding Letters of Credit, the outstanding principal amount of any such Letters of Credit which have not expired. Any portion of the amount so paid to the Bank which is not applied to satisfy draws under any such Letters of Credit or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.

8.5 Acceptances: Require the Borrower to pay immediately to the Bank, for application against outstanding Acceptances, the outstanding principal amount of any such Acceptances which have not matured. Any portion of the amount so paid to the Bank which is not applied to repayments on any such matured Acceptances or any other obligations of the Borrower to the Bank shall be repaid to the Borrower.

8.6 Close-Out and Liquidation: Close-out and liquidate each outstanding FX Transaction so that each FX Transaction is canceled in accordance with the following:

                (i) Closing Value. The Bank shall calculate value of such canceled FX Transaction by converting (1) in the case of a FX Transaction whose Settlement Date is the same as or later than the Close-Out Date, the amount of Foreign Currency into US dollars at a rate of exchange at which the Bank can buy or sell US dollars with or against the Foreign Currency for delivery on the Settlement Date of the relevant FX Transaction; or (2) in the case of a FX Transaction whose Settlement Date precedes the Close-Out Date, the amount of the Foreign Currency adjusted by adding interest with respect thereto at the Variable Rate from the Settlement Date to the Close-Out Date, into US Dollars at a rate of exchange at which the Bank can buy or sell US dollars with or against the Foreign Currency for delivery on the Close-Out Date.

                (ii) Closing Gain or Loss. (1) For a FX Transaction for which the Bank agreed to purchase a Foreign Currency, the amount by which the Closing Value exceeds the Notional Value shall be a Closing Loss and the amount by which the Closing Value is less than the Notional Value shall be a Closing Gain; and (2) For a FX Transaction for which the Bank agreed to sell a Foreign Currency, the amount by which the Closing Value exceeds the Notional Value shall be a Closing Gain and the amount by which the Closing Value is less than the Notional Value shall be a Closing Loss.

                (iii) Net Present Value. The Closing Gain or Closing Loss for each Settlement Date falling after the Close-out Date will be discounted by the Bank to it net present value.

                (iv) Payment. To the extent that the net amount of the aggregate Closing Gains exceeds the Closing Losses, such amount shall be payable by the Bank to the Borrower. To the extent that the aggregate net amount of the Closing Losses exceeds the Closing Gains, such amount shall be payable by the Borrower to the Bank.

8.7 Protection of Security Interest: Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including attorneys' fees) incurred in connection with the foregoing.

8.8 Foreclosure: Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Borrower's records pertaining thereto, or the Bank may require the Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of the Borrower to the Bank and shall be immediately paid by the Borrower to the Bank.

8.9 Non-Exclusivity of Remedies: Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

8.10 Application of Proceeds: All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied to the Borrower's indebtedness to the Bank as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of the Bank's lien in the Collateral, including court costs and reasonable attorneys' fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by the Borrower to the Bank. Any excess Collateral and excess proceeds existing after the disposition or liquidation of the collateral will be returned or paid by the Bank to the Borrower.

                                    SECTION

                                       9

                                 MISCELLANEOUS

9.1 Amounts Payable on Demand: If the Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under this Agreement in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided hereunder.

9.2 Default Interest Rate: If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to the Bank interest on any Indebtedness or amount payable under this Agreement at a rate which is 3% in excess of the rate or rates then in effect under this Agreement.

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

9.3 Reliance and Further Assurances: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank. Borrower agrees to execute all documents and instruments and to perform such acts as the Bank may reasonably deem necessary to confirm and secure to the Bank all rights and remedies conferred upon the Bank by this agreement and all other documents related thereto.

9.4 Attorneys' Fees: Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the enforcement, including any bankruptcy, appeal or the enforcement of any judgment or any refinancing or restructuring of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

9.5 Notices: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by facsimile delivery, or to such other address as may be specified from time to time in writing by either party to the other.

        To the Borrower:                         To the Bank:

        OSI SYSTEMS, INC.                        SANWA BANK CALIFORNIA
        12525 Chadron Ave.                       Rosemead Office (CBC)
        Hawthorne, CA 90250                      9000 East Valley Boulevard
        Attn:  Ajay Mehra                        Rosemead, CA 91770
        FAX:  (   )    -                         Attn:  Gregg M. Hessick
                                                 FAX:  (626) 315-5751
        With a copy to:

        Richman, Mann Chizever, Phillips & Duboff, P.C.
        Attn: Allan B. Duboff, Esq.
        9601 Wilshire Blvd., Penthouse
        Beverly Hills, CA 90210
        FAX (310) 274-2831

9.6 Waiver: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

9.7 Conflicting Provisions: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

9.8 Binding Effect; Assignment: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

9.9 Jurisdiction: This Agreement, any notes issued hereunder, the rights of the parties hereunder to and concerning the Collateral, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California without regard to conflict of law principles, to the jurisdiction of whose courts the parties hereby submit.

9.10 Waiver of Jury Trial: THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.11 Telephone Recording: The Borrower agrees that the Bank may electronically record all telephone conversations between the Borrower and the Bank with respect to any FX Transaction and that any such recording may be submitted in evidence in any arbitration or other legal proceeding. Such recording shall be deemed to be conclusive evidence as to the terms of any FX Transaction in the event of a dispute.

9.12 Counterparts: This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

9.13 Headings: The headings herein set forth are solely for the purpose of identification and have no legal significance.

9.14 Entire Agreement and Amendments: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby. This Agreement may be amended only by an instrument in writing signed by the Borrower and the Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

BANK:                                        BORROWER:

SANWA BANK CALIFORNIA                        OSI SYSTEMS, INC.

BY: /s/ Gregg M. Hessick                     BY:  /s/ Ajay Mehra
   ------------------------------------         -------------------------------
NAME: Gregg M. Hessick,                      NAME: Ajay Mehra,
      Vice President                               Chief Financial Officer


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